Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-206893) pertaining to the Barnes & Noble Education, Inc. Equity Incentive Plan of our reports dated June 29, 2016, with respect to the consolidated financial statements of Barnes & Noble Education, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Barnes & Noble Education, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended April 30, 2016.

/s/ Ernst & Young LLP
MetroPark, NJ
June 29, 2016